Exhibit 99.1

NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Reports 2016 Third Quarter Results

CLEVELAND, OH, November 9, 2016 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,600 customers in four states, reported financial results for the third quarter ended September 30, 2016. Results for the third quarter and first nine months of 2016 do not include the results of the Kentucky and Pennsylvania utilities which were divested in the fourth quarter of 2015 (“Divestitures”).

Third Quarter 2016 Summary

•	Full service distribution throughput increased modestly due to the addition of approximately 400 new customers in the quarter

•	Net loss from continuing operations improved to $0.17 per share

•	Closed on $92 million debt refinancing in early fourth quarter

•	Signed merger agreement with First Reserve Energy Infrastructure in early fourth quarter

Mr. Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer, commented, “With much of the costs and distractions of our prior legal and regulatory matters behind us, we can now more acutely focus on improving our cost structure and growing our operations. As recently announced, early in the fourth quarter we completed the refinancing of our debt that was supported by our new organizational structure. Closure of those initiatives positions us well to accelerate our progress as we strive to achieve our vision of becoming a premier natural gas company recognized as a benchmark in our industry.”

He added, “We are working diligently through the merger process with First Reserve, announced in early October, as we endeavor for a seamless process that will prove favorable for our customers, employees, regulators and shareholders.”

Third Quarter and Year-to-date 2016 Operations Review

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Revenue by segment:
Natural Gas Operations	$10,543	$11,355	$60,213	$77,403
Marketing & Production	2,812	1,729	8,482	5,460
Consolidated	$13,355	$13,084	$68,695	$82,863

Revenue for the 2016 third quarter increased approximately 2% over the prior-year quarter. The increase was driven by higher sales in Marketing & Production to the Company’s former Wyoming operations which were divested in the third quarter of 2015. Previously, such sales were recorded as intercompany and eliminated from consolidated revenue. The Natural Gas Operations segment, despite modestly higher volume, realized lower natural gas prices as well as $0.1 million less revenue from the Divestitures.

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Revenue for the first nine months of 2016 was down approximately 17% compared with the prior-year period. The increase in Marketing & Production was for the same reason as described above for the quarter. This was more than offset by the Natural Gas Operations segment that was impacted by lower volume due to warmer weather, lower gas prices, and a $1.4 million reduction from the Divestitures.

Changes in Gross Margin (in thousands)	Three Months Ended	Nine Months Ended
	September 30, 2016
2015 Gross Margin	$6,815	$31,954
Utilities sold	85	(420)
Weather and other volume changes	13	(1,963)
Impact of paper mill closures	(626)	(1,701)
Gas cost adjustment	-	693
New utility customers	311	1,001
Natural Gas Operations change	(217)	(2,390)
New marketing customers	30	299
Pricing and other	(52)	(109)
Marketing & Production change	(22)	190
Consolidated gross margin change	(239)	(2,200)
2016 Gross Margin	$6,576	$29,754

Gross margin for the third quarter of 2016 decreased 4% compared with the prior-year period primarily due to the impact of paper mill closures in Maine, partially offset by increased full service distribution throughput to new customers. Customer count grew by approximately 400 in the quarter to 68,600, compared with the end of the second quarter of 2016.

Gross margin for the first nine months of 2016 decreased 7% compared with the prior-year period. The decrease was primarily the result of warmer weather in each of the Company’s markets, the impact of closed paper mills in Maine, and the Divestitures, partially offset by new customers and the effect of a gas cost adjustment recorded last year.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
Operating (loss) income by segment:
Natural Gas Operations	$(2,095)	$(2,128)	$2,687	$5,995
Marketing & Production	(106)	(68)	870	(36)
Corporate & Other	(721)	(450)	(2,963)	(2,279)
Consolidated	$(2,922)	$(2,646)	$594	$3,680

Non-GAAP Adjusted EBITDA*	$(8)	$460	$9,277	$12,627

*See the attached tables for important disclosures regarding the Company’s use of earnings before interest, taxes, depreciation, amortization, accretion, atypical expenses and discontinued operations (“Adjusted EBITDA”) as well as reconciliations of U.S. generally accepted accounting principles (”GAAP”) net (loss) income to non-GAAP Adjusted EBITDA for the 2016 and 2015 third quarter and year-to-date periods.

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

For the third quarter of 2016, the operating loss was $0.3 million greater than the prior-year’s loss, primarily due to lower gross margin. Comparing the year-to-date periods, 2016 operating income was $3.1 million lower than 2015 on lower gross margin and higher operating expenses.

Within the Natural Gas Operations segment, operating expenses for the quarter decreased $0.3 million as legal and professional expenses were down $0.4 million and $0.2 million of expenses were eliminated with the Divestitures. Those reductions were partially offset by increased investments in information technology.

On a year-to-date basis, the Natural Gas Operations’ operating expenses were $0.9 million higher than the prior year, primarily due to increases in personnel costs and investments in information technology, partially offset by $0.9 million of expenses being eliminated with the Divestitures. The Marketing & Production segment comparison benefited from the favorable settlement of a legal matter in the 2016 second quarter. Litigation, settlement and proxy contest costs drove increased expenses within the Corporate & Other segment.

Adjusted EBITDA, a non-GAAP financial measure, was down about $0.5 million due to lower gross margin in the 2016 third quarter and higher atypical expenses in last year’s third quarter. On a year-to-date basis, Adjusted EBITDA was unfavorably impacted by lower gross margin and higher information technology costs as well as differences in atypical items. The Company believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its financial performance.

Other income (loss), net increased by $0.2 million in the quarter due to recognition in last-year’s quarter of a $0.4 million loss related to the sale of a building.

Compared with the prior-year quarter, the income tax benefit increased by $0.5 million to $1.8 million. Excluding discreet items, the effective tax rates were 36.2% and 36.4% for the 2016 and 2015 third quarters, respectively. Excluding discreet items for the nine month year-to-date periods, the effective tax rates were 31.5% and 37.6% for 2016 and 2015, respectively. The improvements in the 2016 periods resulted from the benefit of an R&D tax credit and a favorable change in the Company’s blended state tax rate.

Balance Sheet and Cash Management

Cash and cash equivalents as of September 30, 2016 grew to $3.8 million from $2.7 million at December 31, 2015.

Cash provided by operating activities in the 2016 first nine months was $10.5 million compared with $12.2 million in the 2015 period, with the decrease primarily due to lower income from continuing operations and lower working capital requirements related to the lower price of natural gas.

Capital expenditures for the first nine months of 2016 were $5.8 million compared with $8.3 million in the prior-year period. 2016 capital expenditures included approximately $1.9 million for the Company’s ERP system that were not financed under a lease agreement. Remaining capital expenditures for 2016 are expected to be approximately $1.3 million. The majority of capital is focused on growth of the Company’s Natural Gas Operations segment, including construction activities to support expansion, maintenance and enhancements of its gas pipeline systems.

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Cash used in financing activities was $4.7 million in the 2016 first nine months compared with $18.0 million in the prior year period. Debt repayment was the primary use of cash in both periods.

Webcast and Conference Call

Gas Natural will host a conference call and live webcast on Wednesday, November 9, 2016 at 1:30 p.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the 2016 third quarter and discuss Gas Natural’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 493-6725. The webcast can be monitored on the Company’s website at investor.egas.net.

A telephonic replay will be available from 4:30 p.m. Eastern Time on the day of the teleconference through Wednesday, November 16, 2016. To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13647842. An archive of the webcast will be available on the Company’s website at investor.egas.net/past events and will include a transcript, once available.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,600 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the Company’s website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUE
Natural gas operations	$10,543	$11,355	$60,213	$77,403
Marketing and production	2,812	1,729	8,482	5,460
Total revenue	13,355	13,084	68,695	82,863

COST OF SALES
Natural gas purchased	4,019	4,614	31,210	46,010
Marketing and production	2,760	1,655	7,731	4,899
Total cost of sales	6,779	6,269	38,941	50,909

GROSS MARGIN	6,576	6,815	29,754	31,954

OPERATING EXPENSES
Distribution, general, and administrative	6,227	6,365	19,323	18,898
Maintenance	211	256	715	871
Depreciation, amortization and accretion	2,014	1,790	5,981	5,348
Taxes other than income	1,024	1,015	3,042	3,023
Provision for doubtful accounts	22	35	99	134
Total operating expenses	9,498	9,461	29,160	28,274

OPERATING (LOSS) INCOME	(2,922)	(2,646)	594	3,680

Other income (loss), net	116	(118)	(148)	(330)
Interest expense	(798)	(812)	(2,313)	(2,567)
(Loss) income before income taxes	(3,604)	(3,576)	(1,867)	783
Income tax (benefit) expense	(1,778)	(1,312)	(1,072)	343
(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,826)	(2,264)	(795)	440

Discontinued operations, net of income taxes	2	3,395	(7)	4,045

NET (LOSS) INCOME	$(1,824)	$1,131	$(802)	$4,485

Basic weighted shares outstanding	10,512,680	10,494,130	10,508,154	10,490,736
Dilutive effect of restricted stock awards	-	1,134	-	1,173
Diluted weighted shares outstanding	10,512,680	10,495,264	10,508,154	10,491,909

BASIC & DILUTED (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.17)	$(0.22)	$(0.08)	$0.04
Discontinued operations	-	0.32	-	0.39
Net (loss) income per share	$(0.17)	$0.10	$(0.08)	$0.43

Dividends declared per common share	$0.075	$0.135	$0.225	$0.270

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30,	December 31,
	2016	2015

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,833	$2,728
Accounts receivable, less allowance for doubtful accounts of $396 and $506, respectively	5,436	10,635
Accounts receivable due from related parties	14	188
Unbilled gas	1,991	6,995
Inventory
Natural gas	5,266	4,063
Materials and supplies	2,224	2,271
Regulatory assets, current	2,340	2,469
Restricted cash	948	-
Other current assets	3,228	2,174
Total current assets	25,280	31,523

PROPERTY, PLANT, & EQUIPMENT, NET	139,980	142,416

OTHER ASSETS
Regulatory assets, non-current	1,154	1,523
Goodwill	15,872	15,872
Customer relationships, net of amortization	2,398	2,625
Restricted cash	-	1,898
Other non-current assets	1,695	1,530
Total other assets	21,119	23,448
TOTAL ASSETS	$186,379	$197,387

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share data)

	September 30,	December 31,
	2016	2015

LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
Line of credit	$7,086	$15,750
Accounts payable	5,015	8,784
Accounts payable to related parties	47	192
Notes payable, current portion	-	5,012
Note payable to related party	-	1,980
Accrued liabilities	2,211	2,560
Accrued liabilities payable to related party	87	170
Regulatory liability, current	725	487
Build-to-suit liability	-	2,041
Capital lease liability, current	3,588	2,876
Deferred payment received from levelized billing	2,811	3,107
Other current liabilities	3,888	2,503
Total current liabilities	25,458	45,462

OTHER LIABILITIES
Deferred tax liability	10,526	12,295
Regulatory liability, non-current	1,375	1,251
Capital lease liability, non-current	3,643	5,177
Other long-term liabilities	3,126	3,286
Total other liabilities	18,670	22,009

NOTES PAYABLE, less current portion	49,825	34,427

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.15 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock; $0.15 par value; Authorized: 30,000,000 shares; Issued and outstanding: 10,515,834 and 10,504,734 shares as of September 30, 2016 and December 31, 2015, respectively	1,577	1,575
Capital in excess of par value	64,088	63,985
Retained earnings	26,761	29,929
Total stockholders’ equity	92,426	95,489
TOTAL CAPITALIZATION	142,251	129,916
TOTAL LIABILITIES AND CAPITALIZATION	$186,379	$197,387

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(802)	$4,485
Less (loss) income from discontinued operations	(7)	4,045
(Loss) income from continuing operations	(795)	440
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,981	5,327
Accretion	-	21
Amortization of debt issuance costs	323	517
Provision for doubtful accounts	99	134
Amortization of deferred loss on sale-leaseback	733	-
Stock based compensation	104	135
Loss on sale of assets	548	769
Unrealized holding gain on contingent consideration	(672)	(75)
Change in fair value of derivative financial instruments	(120)	(120)
Investment tax credit	(16)	(16)
Deferred income taxes	(1,046)	2,686
Changes in assets and liabilities:
Accounts receivable, including related parties	5,275	7,533
Unbilled gas	5,004	5,361
Natural gas inventory	(1,203)	(432)
Accounts payable, including related parties	(2,700)	(7,572)
Regulatory assets and liabilities	367	(961)
Prepayments and other	(1,393)	(1,102)
Other assets	1,039	(453)
Other liabilities	(1,016)	57
Net cash provided by operating activities	10,512	12,249

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,785)	(8,325)
Proceeds from sale of fixed assets	2	66
Proceeds from note receivable	-	59
Customer advances for construction	94	33
Contributions in aid of construction	960	606
Net cash used in investing activities	(4,729)	(7,561)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lines of credit	9,300	13,750
Repayments of lines of credit	(6,800)	(26,761)
Repayments of notes payable, including related parties	(6,886)	(5,407)
Proceeds from notes payable, including related parties	4,000	5,000
Repayments of capital lease obligations	(2,495)	(1,560)
Debt issuance costs paid	(213)	(151)
Dividends paid	(1,577)	(2,834)
Net cash used in financing activities	(4,671)	(17,963)

DISCONTINUED OPERATIONS
Operating cash flows	(7)	1,288
Investing cash flows	-	14,305
Net cash (used in) provided by discontinued operations	(7)	15,593

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,105	2,318
Cash and cash equivalents, beginning of period	2,728	1,586

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,833	$3,904

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries

Natural Gas Operations

Utility Throughput

	Three Months Ended September 30,		Nine Months Ended September 30,
(in million cubic feet (MMcf))	2016	2015	2016	2015

Full service distribution:
Energy West Montana (MT)	253	238	2,016	2,039
Frontier Natural Gas (NC)	153	152	726	668
Bangor Gas (ME)	122	124	998	1,254
Ohio Companies (OH)	302	299	2,256	2,592
Public Gas (KY)	-	4	-	92
Total full service distribution	830	817	5,996	6,645

Transportation	2,492	2,342	8,565	8,106
Bucksport	60	124	134	537

Total volumes	3,382	3,283	14,695	15,288

Heating Degree Days
		Three Months Ended		Percent Colder (Warmer)
		September 30,		2016 Compared to
	Normal	2016	2015	Normal	2015

Great Falls, MT	225	384	319	70.67%	20.38%
Bangor, ME	222	88	134	(60.36)%	(34.33)%
Elkin, NC	41	16	48	(60.98)%	(66.67)%
Ohio weighted average	114	26	44	(77.19)%	(40.91)%
Total Weighted Average	151	204	186	35.10%	9.68%

		Nine Months		Percent Colder (Warmer)
		September 30,		2016 Compared to
	Normal	2016	2015	Normal	2015

Great Falls, MT	4,358	4,177	4,233	(4.15)%	(1.32)%
Bangor, ME	4,957	4,536	5,737	(8.49)%	(20.93)%
Elkin, NC	2,368	2,599	2,657	9.76%	(2.18)%
OH weighted average	3,487	3,200	3,819	(8.23)%	(16.21)%
Total Weighted Average	4,028	3,813	4,208	(5.34)%	(9.39)%

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted Net (Loss) Income(2)

	Three Months Ended		NIne Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2016	2015	2016	2015
GAAP net (loss) income	$(1,824)	$1,131	$(802)	$4,485
Add back, pre-tax:
Non-recurring legal, professional and settlement costs	784	644	2,991	2,014
Non-recurring regulatory and other expenses	-	380	-	1,111
Gain on cancellation of contingent consideration liability	-	-	(672)	-
Loss on disposal of assets	-	410	531	804
Tax effect of non-GAAP continuing operations items(1)	(284)	(525)	(898)	(1,717)
Discontinued operations	(2)	(3,395)	7	(4,045)
Non-GAAP Adjusted net (loss) income(2)	$(1,326)	$(1,355)	$1,157	$2,652

Non-GAAP Adjusted net (loss) income per diluted share(2)	$(0.13)	$(0.13)	$0.11	$0.25

(1)	Applies an effective tax rate of 36%, 36%, 32% and 38% to the non-GAAP pre-tax adjustments for the periods presented above, respectively, consistent with the actual effective tax rates for those periods excluding nonrecurring tax items.

(2)	Non-GAAP Financial Measures:

The Company believes that, when used in conjunction with GAAP measures, Adjusted Net (Loss) Income and Adjusted EBITDA, or earnings before interest, taxes, depreciation, amortization, accretion, atypical charges and discontinued operations, which are non-GAAP measures, allow investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. Adjusted Net (Loss) Income and Adjusted EBITDA are not calculated through the application of GAAP and are not the required form of disclosure by the Securities and Exchange Commission. As such, these measures should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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Gas Natural Inc. Reports 2016 Third Quarter Results

November 9, 2016

Gas Natural Inc. and Subsidiaries

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA(2)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2016	2015	2016	2015
GAAP net (loss) income	$(1,824)	$1,131	$(802)	$4,485
Add back:
Net interest expense	798	812	2,313	2,567
Income tax (benefit) expense	(1,778)	(1,312)	(1,072)	343
Depreciation, amortization and accretion	2,014	1,790	5,981	5,348
Non-recurring legal, professional and settlement costs	784	644	2,991	2,014
Non-recurring regulatory and other expenses	-	380	-	1,111
Gain on cancellation of contingent consideration liability	-	-	(672)	-
Loss on disposal of assets	-	410	531	804
Discontinued operations	(2)	(3,395)	7	(4,045)
Non-GAAP Adjusted EBITDA(2)	$(8)	$460	$9,277	$12,627

(2)	Non-GAAP Financial Measures:

The Company believes that, when used in conjunction with GAAP measures, Adjusted Net (Loss) Income and Adjusted EBITDA, or earnings before interest, taxes, depreciation, amortization, accretion, atypical charges and discontinued operations, which are non-GAAP measures, allow investors to view its performance in a manner similar to the methods used by management and provide additional insight into its operating results. Adjusted Net (Loss) Income and Adjusted EBITDA are not calculated through the application of GAAP and are not the required form of disclosure by the Securities and Exchange Commission. As such, these measures should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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